Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS

Stride, Inc., including its subsidiaries, successors and assigns (“Stride”), and Les Ottolenghi, his or her heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement as “Employee”), agree that:

1.             Last Day of Employment. Employee's last day of employment is March 8, 2024 (the “Termination Date”).

2.             Consideration. In consideration for Employee signing this Separation Agreement and Release of All Claims (“Agreement”), and complying with its terms, Stride agrees:

a.            to provide Employee with Five hundred twenty five thousand dollars and zero cents ($525,000.00), less standard payroll deductions and withholding, to be paid in a single payment pursuant to Stride’s standard payroll practices, with the obligation to make such payment commencing on the date this Agreement becomes final and binding on all parties (“Effective Date”);

b.            to pay the Employer Share (The “Employer Share” is the amount of money that Stride would have paid as its share of the premium(s) for an active employee who is enrolled in the plan(s) and benefit option(s) the Employee elects for COBRA.) of COBRA benefits, less standard payroll deductions and withholding, up to and including April 1, 2025, for the medical, dental and vision plan benefits in which Employee was enrolled (if any) on the Termination Date; subject to the conditions precedent that Employee returns all required forms and information to elect the COBRA benefit within the time period defined by regulation and Employee timely pays the remaining amounts due for the COBRA coverage; and

c.            to provide Employee with outplacement services for six (6) months from the Termination Date at no cost to Employee, subject to the condition precedent that Employee starts the outplacement program within sixty days of the Termination Date.

3.             No Consideration Absent Execution of this Agreement. Employee understands and agrees that Employee would not receive the additional monies and/or benefits specified in Paragraph 2 above, except for Employee’s execution of this Agreement and the fulfillment of the promises contained herein.

4.             Release of All Claims. Employee knowingly and voluntarily fully releases and forever discharges Stride, its affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors, shareholders and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted (“Claims”), which the Employee has or may have against Releasees as of the date of execution of this Agreement, under any and all theories of law, including but not limited to:

▪	all claims relating to or arising out of Employee’s employment at Stride and the separation from that employment, including any claims for any compensation, wages, and bonuses to which Employee claims to be entitled to receive from Stride;

▪	any and all claims for any form of discrimination, harassment or retaliation on the basis of age, sex, race, color, religion, genetic information, veteran status, marital status, or disability; or any failure to prevent such discrimination, harassment, retaliation on the basis of age, sex, race, color, religion, marital status or disability in violation of Title VII of the U.S. Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq.; the Civil Rights Act of 1991, §§ 1981-1988 of Title 42 of the United States Code; or the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq;

▪	any form of age discrimination, harassment or retaliation (or any claim for failure to prevent such discrimination, harassment or retaliation) prohibited under the Age Discrimination in Employment Act of 1967, as amended, or the Older Workers’ Benefit Protection Act (OWBPA);

▪	any claim for violation of any other federal, state, county or municipal law, statute, regulation, rule, or ordinance, except when not permitted by applicable law, including but not limited to claims for violating any provision of the United States Occupational Safety and Health Act; the Employee Retirement Income Security Act of 1974 (except for any vested benefits under any tax qualified benefit plan); the Immigration Reform and Control Act of 1986; the Worker Adjustment and Retraining Notification Act; the Fair Credit Reporting Act; the Equal Pay Act; and the Genetic Information Nondiscrimination Act of 2008;

▪	any and all public policy, tort, contract or other common law claims, including but not limited to breach of any implied or express contract, breach of any implied covenant of good faith and fair dealing, misrepresentation, wrongful termination in violation of public policy, constructive termination, intentional infliction of emotional distress, assault, battery, defamation, any form of negligence, fraud, deceit, false promise, intentional interference with prospective economic relations, negligent interference with prospective economic relations, or retaliation;

▪	all claims for personal injury, including physical injury, mental anguish, emotional distress, pain and suffering, embarrassment, humiliation, damage to name or reputation, liquidated damages, and punitive damages; and

▪	any basis for recovering costs, fees, or other expenses, including attorneys’ fees, incurred in these matters.

If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Employer or any other Releasee identified in this Agreement is a party.

5.             Claims Not Released. Employee is not waiving any rights Employee may have to: (a) Employee’s own vested accrued employee benefits under Stride health, welfare, or retirement benefit plans; and/or (b) benefits and/or the right to seek benefits under the Colorado Employment Security Act or the Colorado Wage Act.

6.             Not used.

7.             Representations and Warranties.

Employee represents and warrants that Employee has not previously filed, and will not hereafter file or cause or permit to be filed on Employee’s behalf, any lawsuits or any charges, complaints, petitions, or other accusatory pleadings or statements against any of the Stride Releasees in any court, with any governmental agency, or in any other forum based upon, arising out of or related in any way to Employee’s employment with or severance of employment with Stride. Notwithstanding the forgoing, nothing in this Agreement shall prevent Employee from filing an administrative charge or complaint with, or testifying, assisting, or participating in an investigation, hearing, or proceeding conducted by or before, communicating directly with, cooperating with, or providing information to, or receiving financial awards from, any federal, state or local government agency, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Equal Employment Opportunity Commission, the U.S. National Labor Relations Board, or the U.S. Department of Justice.  Employee acknowledges that they have been informed under this Agreement that an individual may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Employee also acknowledges that they have been informed under this Agreement that an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to their attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order. Employee understands and agrees that the filing of any action, other than one to collect the consideration promised hereunder or as explicitly permitted in this Agreement, would be a material breach of this Agreement and would make Employee liable for the repayment of all consideration paid to Employee. It is understood that the remainder of this Agreement would, nevertheless, remain in full force and effect.

Employee represents and warrants that neither Stride nor its legal counsel have made any representations regarding the proper tax treatment of the consideration set out in paragraph 2.

Employee represents and warrants that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act, the Americans with Disabilities Act or related state or local leave or disability accommodation laws.

Employee represents and warrants that Employee has no known work-related injuries or occupational diseases.

Employee represents and warrants that Employee has not divulged and will not divulge any proprietary or confidential information of Releasees and will continue to maintain the confidentiality of such information consistent with Employee’s Confidentiality, Proprietary Rights, and Non-Solicitation Agreement with Stride, common law and/or all applicable trade secrets laws and will abide by the terms of the Stride, Inc. Restricted Stock Award Agreements entered into between Employee and Stride.

Employee represents and warrants that Employee has not been retaliated against for reporting any allegations of wrongdoing by Releasees, including any allegations of corporate fraud.

Employee represents and warrants that Employee has no knowledge of any facts that would give rise to any claim that could be brought by or on behalf any federal, state, or local agency with respect to Stride.

Employee represents and warrants that all of Employer's decisions regarding Employee's employment and separation therefrom (including but not limited to pay and benefits) through the date of Employee's separation of employment were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

Employee represents and warrants that Employee has been paid at least the minimum wage to which Employee was entitled.

Employee represents and warrants that Employee has received all paid sick leave to which Employee was entitled.

Employee represents and warrants that Employee will not make any negative, disparaging, detrimental or derogatory comments about Releasees. This does not in any way restrict or impede the Employee from exercising protected rights, including rights under federal securities laws or the Dodd-Frank Act, to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Employee shall promptly provide written notice of any such order to the General Counsel at Stride, Inc., 11720 Plaza America Drive, Reston, VA 20190.

Employee represents and warrants that during the period from the Termination Date and ending eighteen (18) months thereafter, for the consideration provided hereunder, Employee agrees to cooperate with and assist Stride in any audits, internal investigations or administrative, judicial or other proceedings.

Employee represents and warrants that Employee has submitted to Stride all expenses for which Employee believes Employee is entitled to reimbursement and that Employee has received reimbursement for all such expenses.

Employee represents and warrants that Employee has been paid or has received all compensation, wages, bonuses and/or benefits which are due and payable to Employee as of the date Employee signs this Agreement.

Employee understands and agrees that Employee is not eligible for and will not receive any bonus compensation on or after the date on which this Agreement was provided to Employee.

8.             Confidentiality and Return of Property. Employee agrees not to disclose any information regarding the underlying facts leading up to or the existence, terms or substance of this Agreement, except that a) Employee may make confidential disclosures of this Agreement to Employee’s spouse/domestic partner, attorneys, and tax advisors, but only if Employee first advises them of the confidential nature of this Agreement and they agree to keep the existence of the Agreement and its terms and substance strictly confidential; and that b) if Stride discloses the contents of the Agreement to the public by filing it with the Securities and Exchange Commission, then Employee may disclose the terms or substance of this Agreement but not the underlying facts leading up to the Agreement.

Employee understands and acknowledges that this confidentiality requirement constitutes an essential and material part of this Agreement, and that Stride would not enter into this Agreement without the promise to maintain such matters in confidence.

Employee represents and warrants that no later than the Termination Date Employee has returned or will return to Stride all Stride equipment and property (and, all equipment and property of Stride’s customers and vendors) that was in my care, custody or control. “Property” as used in this Agreement includes, but is not limited to, hard-copy files, electronic files, data compilations, correspondence, calendar appointments and responses, e-mails (including attachments), voice mails, education records (as defined in the Family Educational Rights and Privacy Act), images, video files, video-conference records, personal working files and notes, text messages, and electronic messages sent or received via electronic messaging applications, without regard to whether such items (tangible or intangible) are located at Employee’s home, off-site storage, personal or work computers, cell phones, laptops, tablets, and desktops, “cloud” storage, network storage, portable hard drives, disks, CD-ROM or flash drives, personal e-mail accounts, personal software and app accounts, personal phone accounts or any other location.

Employee represents and warrants that Employee is in possession of all of Employee’s property that Employee had at Stride’s premises and that Stride is not in possession of any of Employee’s property.

9.             Not Used.

10.           Agreement to Arbitrate. Employer and Employee agree to submit to confidential, final and binding arbitration any dispute, claim or controversy that may arise, whether before, on or after the date of execution of this Agreement, between them arising from or relating to Employee’s employment or the termination of Employee’s employment, including, but not limited to claims arising from contracts, tort, public policy, constitution, statute or ordinance or involving the interpretation of this Agreement or any policy or practice of Employer. Notwithstanding the forgoing, the parties specifically exclude from arbitration claims for workers’ compensation or unemployment compensation benefits. Either Party wishing to invoke arbitration under this Agreement must do so within twelve months of when the cause of action arose, or within the time period provided under law for commencement of an action in a court of law, whichever expires earlier. The arbitrator may award only such damages or remedies as would be available to the Parties had the matter been heard in court. The arbitrator has the authority to provide for the reimbursement of costs and attorneys’ fees, in whole or in part, as part of the remedy, and shall award costs and attorneys’ fees to the prevailing party, so long as such an award would not be contrary to applicable law. The Parties agree that arbitration will be the sole and exclusive means for resolution of all disputes as described in this Agreement. The Parties understand that there is no right to a jury in an arbitration proceeding and thus expressly waive the right to a jury trial of any claim within the scope of this Agreement.

a.	Procedures. The Parties will endeavor to mutually agree upon an arbitrator who will hear and determine the controversy. If the parties are unable to agree upon a mutually acceptable arbitrator within thirty days of the service of a written demand for arbitration, they will select an arbitrator from the American Arbitration Association (“AAA”) through the procedures of the AAA in effect at the time. Each Party will have the right to be represented by counsel of their own choosing. Unless otherwise specified in this Agreement, the Parties and the arbitrator will follow the procedures set forth in the AAA’s National Rules for the Resolution of Employment Disputes in effect at the time the claim is initiated. The arbitrator will have the authority to rule on pre-arbitration motions and discovery matters. Regarding the matter in controversy, the arbitrator will have the authority to rule only on the issue submitted. The arbitrator will base the decision and award, if any, on the facts presented in briefs and at the hearing and in accordance with governing prevailing law, including statutory and judicial authority. The arbitrator has no authority to revoke this Agreement or any policy of the Employer. A written award will be issued by the arbitrator and will include the conclusion reached and the reasons therefore, unless the Parties agree otherwise. The decision of the arbitrator will be confidential, final, binding and fully enforceable.

11.           Medicare Has No Interest In The Settlement Amount. As a term of this Agreement, the parties have fully considered Medicare’s interests pursuant to the Medicare Secondary Payer rules, and in doing so, Employee has declared and hereby affirms that (a) Employee is not Medicare eligible, and (b) Employee has not made a claim against Stride involving any illness, injury, incident, or accident in which medical expenses were, or are expected to be, incurred. Based on these representations made by Employee, the parties have determined that Medicare has no interest in the payments under this Agreement and no reporting is required to Medicare. However, if Medicare (or the agency representing Medicare’s interests) later determines that it does have an interest in the payment to Employee under this Agreement, Employee agrees to indemnify Stride as soon as possible for any payments Stride is required to make to Medicare (or the agency collecting on behalf of Medicare) as a result of the payments under this Agreement.

12.           Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the Commonwealth of Virginia without regard to its conflict of laws provision. Notwithstanding the forgoing, the parties agree that all controversies or claims arising out of or relating to this Agreement, including without limitation the validity, scope, and enforceability of it, will be governed by the Federal Arbitration Act, 9 U.S.C. Section 1, et seq., or any successor or replacement statutes. However, nothing in this Agreement will limit the right of either party to bring a motion or petition in either federal or state court to compel arbitration pursuant to the terms of this Agreement, or to have judgment entered on any award or determination of an arbitrator resulting from an arbitration conducted pursuant to this Agreement. Every provision of this Agreement is intended to be severable from every other provision of this Agreement. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

13.           Nonadmission of Wrongdoing. The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.

14.           Amendment. This Agreement may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement.

15.           Entire Agreement. This Agreement sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties except: a) Employee’s Confidentiality, Proprietary Rights, and Non-Solicitation Agreement; b) Employee’s Inventions Owned Prior to Employment, c) Employee’s Agreement to Arbitrate, and d) Employee’s Restricted Stock Award Agreements, each of which is incorporated herein by reference. Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Agreement, except for those set forth in this Agreement.

16.           No Assignment of Claims/No Bankruptcy. Employee stipulates that Employee has not sold, assigned or transferred any of the claims that Employee is releasing, and Employee agrees to indemnify and defend Stride from any and all claims brought against Stride by anyone to whom Employee has assigned, sold or transferred any such claims. Employee represents that, as of the date on which Employee signs this Agreement, Employee has not filed for bankruptcy.

17.           Agreement Voluntarily Entered Into. Employee acknowledges that Employee has had the right and opportunity to review the terms and meaning of this Agreement with an attorney. Employee further acknowledges Employee has carefully read and fully understands all of the provisions of this Agreement. Employee voluntarily and of free will enters into this Agreement.

18.           Execution in Counterparts. This Agreement may be executed in counterparts and by facsimile transmission of signatures. The parties agree their signatures on the facsimile transmissions or via PDF attachment shall be fully binding upon them in the same manner as if the parties had each signed the same original document.

EMPLOYEE IS ADVISED THAT EMPLOYEE HAS TWENTY TWO (22) CALENDAR DAYS TO CONSIDER THIS AGREEMENT. IN THE EVENT EMPLOYEE DOES NOT EXECUTE AND RETURN THIS AGREEMENT BY SUCH DATE AND TIME, THIS AGREEMENT SHALL NOT TAKE EFFECT. EMPLOYEE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EMPLOYEE’S SIGNING OF THIS AGREEMENT.

THIS AGREEMENT APPLIES TO ANY RIGHTS OR CLAIMS THAT WERE OR COULD HAVE BEEN ASSERTED BY OR ON BEHALF OF EMPLOYEE AS OF THE DATE THIS AGREEMENT WAS EXECUTED, AND DOES NOT PERTAIN TO ANY EVENTS THAT MAY TAKE PLACE BETWEEN THE PARTIES SUBSEQUENT TO THE EXECUTION OF THIS AGREEMENT.

EMPLOYEE MAY REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DATE EMPLOYEE SIGNS THIS AGREEMENT. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO THE GENERAL COUNSEL OF STRIDE AND STATE, "I HEREBY REVOKE MY ACCEPTANCE OF OUR SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS." THE REVOCATION MUST BE PERSONALLY DELIVERED TO THE GENERAL COUNSEL OR HER DESIGNEE, OR MAILED TO GENERAL COUNSEL, STRIDE, INC., 2300 CORPORATE PARK DRIVE, HERNDON, VA 20171 AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER EMPLOYEE SIGNS THIS AGREEMENT.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT BY MUTUAL AGREEMENT BETWEEN EMPLOYEE AND STRIDE DOES NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL CONSIDERATION AND REVOCATION PERIODS, EXCEPT AS EXPRESSLY SET FORTH HEREIN.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASEES.

The Parties knowingly and voluntarily sign this Agreement as of the date(s) set forth below:

Stride, Inc.

By:	/s/ Les Ottolenghi	By:	/s/ James Rhyu
James Rhyu Chief Executive Officer

Date:	03.15.24	Date:	03/18/2024